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                                                                    EXHIBIT 23.1

            Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-4 and the related Prospectus of UMT Holdings, L.P. for the registration of Class A Senior Subordinated Debentures due 2015 in connection with the merger with United Mortgage Trust and to the inclusion therein of our report dated April 13, 2005, with respect to the consolidated financial statements of UMT Holdings, L.P. as of December 31, 2004 and 2003 and for the year ended December 31, 2004 and the period from March 14, 2003 (Inception) through December 31, 2003.

/s/ Whitley Penn

Dallas, Texas
September 2, 2005